Filed pursuant to Rule 424(b)(4)
Registration Statement No. 333-196716

Prospectus Supplement

(To Prospectus dated June 12, 2014)

5,454,545 Shares

Evercore Partners Inc.

Class A Common Stock

This is an offering by the selling stockholder of 5,454,545 shares of Class A common stock of Evercore Partners Inc. We will not receive any proceeds from the sale of these shares by the selling stockholder.

Subject to the completion of the offering, we intend to purchase from the underwriters 2,354,545 of the shares of Class A common stock that are subject to this offering, referred to as the “Share Repurchase,” at a price per share equal to the price paid by the underwriters to the selling stockholder in this offering.

The shares of Class A common stock are listed on the New York Stock Exchange under the symbol “EVR.” On November 4, 2015, the last reported sale price of the Class A common stock on the New York Stock Exchange was $56.20.

Investing in our securities involves risks. See “Risk Factors” on page S-6 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price(1)	$55.000	$294,172,476.125
Underwriting discounts and commissions(2)	$2.475	$7,672,500.000
Proceeds, before expenses, to the selling stockholder	$52.525	$286,499,976.125

(1)	The public offering price for the 3,100,000 shares sold to the public is $55.000 per share. The price for the 2,354,545 shares being purchased by us is $52.525 per share.
(2)	The underwriting discount for the 3,100,000 shares sold to the public is $2.475 per share. No underwriting discount will be paid in respect of the 2,354,545 shares being purchased by us. The underwriters will also be reimbursed for certain expenses incurred in this offering. See “Underwriting (Conflicts of Interest).”

The underwriters expect to deliver the shares of Class A common stock against payment in New York, New York on or about November 10, 2015.

MIZUHO SECURITIES	EVERCORE ISI

Prospectus Supplement dated November 4, 2015

PROSPECTUS SUPPLEMENT

ABOUT THIS PROSPECTUS SUPPLEMENT

None of us, the selling stockholder, or the underwriters has authorized anyone to provide you with information or to make any representations about anything not contained in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference in this prospectus supplement. The selling stockholder is offering to sell, and seeking offers to buy, only the Class A common stock covered by this prospectus supplement, and only under circumstances and in jurisdictions where it is lawful to do so. The information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus is current only as of its date, regardless of the time and delivery of this prospectus supplement or of any sale of the common stock. You should read carefully the entire prospectus supplement and the accompanying prospectus, as well as the documents incorporated by reference in the prospectus supplement and the accompanying prospectus, before making an investment decision.

This document is in two parts. The first part is this prospectus supplement, which describes certain matters relating to us and the specific terms of this offering of Class A common stock, and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference in the accompanying prospectus. The second part, the accompanying prospectus, gives more general information, some of which may not apply to the Class A common stock offered by this prospectus supplement and the accompanying prospectus. To the extent the information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus, you should rely on the information contained in this prospectus supplement. If the information contained in this prospectus supplement differs or varies from the information contained in a document we have incorporated by reference, you should rely on the information in the more recent document.

In this prospectus supplement, references to “Evercore,” the “Company,” “we,” “us” and “our” refer to Evercore Partners Inc., a Delaware corporation, and its consolidated subsidiaries. Unless the context otherwise requires, references to (1) “Evercore Partners Inc.” refer solely to Evercore Partners Inc., and not to any of its consolidated subsidiaries and (2) “Evercore LP” refer solely to Evercore LP, a Delaware limited partnership, and not to any of its consolidated subsidiaries.

S-i

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. It does not contain all of the information that you should consider before investing in our Class A common stock. You should carefully read this entire prospectus supplement and the accompanying prospectus, including the factors described under the heading “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and in our subsequently filed Quarterly Reports on Form 10-Q, which are incorporated by reference in this prospectus supplement, as well as the financial statements and other information incorporated by reference in this prospectus supplement, before making an investment decision.

Evercore

Evercore is one of the leading independent investment banking advisory firms in the world based on the dollar volume of announced worldwide merger and acquisition (“M&A”) transactions on which we have advised since 2000. When we use the term independent investment banking advisory firm, we mean an investment banking firm that directly, or through its affiliates, does not engage in commercial banking or significant proprietary trading activities. We were founded on the belief that there is an opportunity within the investment banking industry for a firm free of the potential conflicts of interest created within large, multi-product financial institutions. We believe that maintaining standards of excellence and integrity in our core businesses demands a spirit of cooperation and hands-on participation more commonly found in smaller organizations. Since our inception, we have set out to build—in the employees we choose and in the projects we undertake—an organization dedicated to the highest caliber of professionalism and integrity.

We operate globally through two business segments:

•	Investment Banking; and

•	Investment Management.

Our Investment Banking segment includes our advisory services, through which we provide advice to clients on significant mergers, acquisitions, divestitures and other strategic corporate transactions, with a particular focus on advising prominent multinational corporations and substantial private equity firms on large, complex transactions. We also provide restructuring advice to companies in financial transition, as well as to creditors, stockholders and potential acquirers. In addition, we provide our clients with capital markets advice relating to both debt and equity securities, and we underwrite securities offerings and raise funds for financial sponsors.

Our Investment Banking segment also includes services through which we offer equity research and equity securities trading on an agency basis to institutional investors. During 2014, we increased the scale of these activities through the acquisition of the operating businesses of International Strategy & Investment Group LLC (“ISI”), a leading independent research-driven equity sales and agency trading firm. We also acquired the noncontrolling interest in our Institutional Equities business that we did not already own. The Company combined ISI’s business with the Company’s existing Institutional Equities business which now competes as Evercore ISI.

Our Investment Management segment focuses on Institutional Asset Management, through which we manage financial assets for sophisticated institutional investors and provide independent fiduciary services to corporate employee benefit plans; Wealth Management, through which we provide wealth management services for high net-worth individuals; and Private Equity, through which we manage private equity funds. Each of these businesses is led by senior investment professionals with extensive experience in their respective fields.

Recent Developments

On November 2, 2015, we announced our earnings results for the quarter ended September 30, 2015.

Offering Transactions

This prospectus supplement relates to a secondary offering of 5,454,545 shares of Class A common stock that will be issued at the closing of the offering upon the exercise in full of the outstanding warrant to purchase 5,454,545 shares of Class A common stock at $22.00 per share expiring in 2020 (the “Warrant”) issued to Mizuho Bank, Ltd. (formerly known as Mizuho Corporate Bank, Ltd.) (“Mizuho”) in 2008. The Warrant was initially issued to Mizuho pursuant to a purchase agreement under which Mizuho also purchased from us $120,000,000 of 5.20% Senior Notes due 2020 (the “Notes”). The exercise price under the Warrant will be paid by surrender of the entire issue of the Notes and payment of approximately $11 million in cash.

Of the 5,454,545 shares of Class A common stock issuable upon exercise of the Warrant, 3,100,000 shares are being offered to the public, and, subject to the completion of the offering, we intend to purchase from the underwriters the remaining 2,354,545 shares of Class A common stock that are subject to this offering, referred to as the “Share Repurchase,” at a price per share equal to the price paid by the underwriters to the selling stockholder in this offering.

On November 2, 2015, we entered into a senior credit facility with the New York branch of Mizuho pursuant to which we will borrow, concurrently with the closing of the offering, $120 million in a new term loan (the “New Loan”). The principal amount of the New Loan shall be subject to annual amortization of principal beginning in the second year, with the final payment of all amounts outstanding, plus accrued interest, being due five years after the closing date of the New Loan. The New Loan will bear interest at LIBOR or a base rate (at our election) plus an applicable margin (determined according to a leverage-based pricing grid), and will be guaranteed by certain of our material domestic subsidiaries. The New Loan will contain customary covenants, including financial covenants requiring compliance with a maximum leverage ratio, a minimum tangible net worth and a minimum ratio of liquid assets to debt, and customary events of default. We intend to use the proceeds of the New Loan, together with the cash portion of the exercise price of the Warrant, to fund the Share Repurchase. We refer to the surrender of the Notes and the exercise of the Warrant, the sale of the shares in this offering, the entry into the New Loan and the Share Repurchase, collectively, as the “Offering Transactions.”

Mizuho, Mizuho Securities Co., Ltd., and Evercore are also revising the alliance between their advisory businesses to include geographies globally and extend for an additional three year term, with automatic one-year renewals thereafter.

The Offering

Class A common stock offered by the selling stockholder	5,454,545 shares

Share Repurchase	Subject to the completion of the offering, we intend to purchase from the underwriters 2,354,545 of the shares of Class A common stock that are subject to this offering at a price per share equal to the price paid by the underwriters to the selling stockholder in this offering. See “—Offering Transactions” above.

Class A common stock outstanding as of October 30, 2015, after giving effect to the Offering Transactions	39,533,346 shares (or 51,410,369 shares if all vested and unvested Evercore LP partnership units or interests, other than those held by Evercore Partners Inc., are exchanged for newly issued shares of Class A common stock on a one-for-one basis).

Use of Proceeds	We will not receive any proceeds from the sale of the shares by the selling stockholder. See “Use of Proceeds.”

Voting Rights	Each share of our Class A common stock entitles its holder to one vote on all matters to be voted on by stockholders generally.

The limited partners of Evercore LP generally each hold one or more shares of our Class B common stock. The shares of Class B common stock have no economic rights but entitle the holder, without regard to the number of shares of Class B common stock held, to a number of votes that is equal to the aggregate number of vested and unvested partnership units held by such holder. See “Description of Capital Stock—Common Stock—Class B common stock” in the accompanying prospectus.

Holders of our Class A common stock and Class B common stock vote together as a single class on all matters presented to our stockholders for their vote or approval, except as otherwise required by applicable law.

Dividend Policy	We paid quarterly cash dividends of $0.28 per share of Class A common stock in the quarters ended September 30, 2015, June 30, 2015, March 31, 2015 and December 31, 2014, $0.25 per share of Class A common stock for the quarters ended September 30, 2014, June 30, 2014, March 31, 2014 and December 31, 2013, and $0.22 per share of Class A common stock for the quarters ended September 30, 2013, June 30, 2013 and March 31, 2013. On October 26, 2015, the Board of Directors of the Company declared a quarterly dividend of $0.31 per share of Class A common stock to be paid on December 11, 2015 to holders of record on November 27, 2015. There is no assurance that sufficient cash will be available to pay future dividends.

The declaration, amount and payment of any future dividends will be at the sole discretion of our board of directors. Our board of directors will take into account: general economic and business conditions; our financial condition and operating results; our available cash and current and anticipated cash needs; capital requirements; contractual, legal, tax and regulatory restrictions and implications on the payment of dividends by us to our stockholders or by our subsidiaries (including Evercore LP) to us, including under the New Loan, our line of credit with First Republic Bank and our other financing agreements; and such other factors as our board of directors may deem relevant.

Evercore Partners Inc. is a holding company and has no material assets other than its ownership of partnership units in Evercore LP. We intend to cause Evercore LP to make distributions to us in an amount sufficient to cover cash dividends, if any, declared by us. If Evercore LP makes such distributions, the limited partners of Evercore LP will be entitled to receive equivalent distributions from Evercore LP on their vested partnership units. See “Dividend Policy.”

Risk Factors	See “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and in our subsequently filed Quarterly Reports on Form 10-Q (which are incorporated by reference into this prospectus supplement) for a discussion of risks you should carefully consider before deciding to invest in our Class A common stock.

Conflicts of Interest	Evercore Group L.L.C., an underwriter in this offering, is an affiliate of Evercore Partners Inc. Also, Mizuho Securities USA Inc., an underwriter in this offering, is an affiliate of Mizuho Bank, Ltd., the selling stockholder in this offering and will, therefore, receive at least five percent of the net offering proceeds of this offering, not including underwriting compensation. Therefore, Evercore Group L.L.C. and Mizuho Securities USA Inc. each have a “conflict of interest” in this offering within the meaning of Rule 5121 of the Financial Industry Regulatory Authority (“FINRA Rule 5121”). Consequently, the offering is being conducted in compliance with the provisions of FINRA Rule 5121. Pursuant to this rule, the appointment of a “qualified independent underwriter” is not necessary in connection with this offering, as the offering is of equity securities that have a bona fide public market. Evercore Group L.L.C. and Mizuho Securities USA Inc. are not permitted to sell shares offered in this offering to an account over which they exercise discretionary authority without the prior specific written approval of the account holder. See “Underwriting (Conflicts of Interest).”

New York Stock Exchange Symbol	EVR

Shares of Class A common stock outstanding and other information as of October 30, 2015 based thereon in this prospectus supplement do not, unless otherwise indicated, reflect:

•	11,877,023 shares of Class A common stock issuable upon exchange of an equivalent number of outstanding Evercore LP partnership units or interests held by the limited partners of Evercore LP;

•	5,713,965 shares of Class A common stock underlying 143,435 vested and 5,570,530 unvested restricted stock units that have been awarded under our 2006 Stock Incentive Plan; and

•	2,957,138 additional shares of Class A common stock reserved for issuance under our 2006 Stock Incentive Plan.

RISK FACTORS

When investing in our Class A common stock, you should carefully consider each of the risks described in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and in our subsequently filed Quarterly Reports on Form 10-Q (which are incorporated by reference into this prospectus supplement), and all of the other information included or incorporated by reference into this prospectus supplement and the accompanying prospectus.

FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus contain or incorporate by reference forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which reflect our current views with respect to, among other things, our operations and financial performance. In some cases, you can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates,” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties.

Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. All statements other than statements of historical fact are forward-looking statements and, based on various underlying assumptions and expectations, are subject to known and unknown risks, uncertainties and assumptions and may include projections of our future financial performance based on our growth strategies and anticipated trends in Evercore’s business. We believe these factors include, but are not limited to, those described under “Risk Factors” in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) and in our subsequently filed Quarterly Reports on Form 10-Q (which are incorporated by reference in the accompanying prospectus), as well as the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included or incorporated by reference in this prospectus supplement and the accompanying prospectus. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. You should, however, consult further disclosures we may make in future filings of our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K and any amendments thereto or in future press releases or other public statements.

We operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible for our management to predict all risks and uncertainties, nor can management assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares by the selling stockholder.

PRICE RANGE OF CLASS A COMMON STOCK

Our Class A common stock is listed on the New York Stock Exchange and is traded under the symbol “EVR.” The last reported sale price of our Class A common stock on the New York Stock Exchange on November 4, 2015 was $56.20 per share.

The following table sets forth for the periods indicated the high and low reported intra-day sale prices per share for the Class A common stock, as reported on the New York Stock Exchange:

	High	Low
2013
First Quarter	$44.53	$30.88
Second Quarter	$42.36	$34.75
Third Quarter	$52.80	$37.36
Fourth Quarter	$61.07	$45.16
2014
First Quarter	$63.66	$51.71
Second Quarter	$59.43	$48.61
Third Quarter	$58.50	$45.43
Fourth Quarter	$54.54	$44.67
2015
First Quarter	$53.63	$46.67
Second Quarter	$56.42	$46.75
Third Quarter	$59.40	$46.08
Fourth Quarter (through November 4, 2015)	$57.58	$47.91

There is no trading market for the Evercore Partners Inc. Class B common stock.

DIVIDEND POLICY

We paid quarterly cash dividends of $0.28 per share of Class A common stock in the quarters ended September 30, 2015, June 30, 2015, March 31, 2015 and December 31, 2014, $0.25 per share of Class A common stock for the quarters ended September 30, 2014, June 30, 2014, March 31, 2014 and December 31, 2013, and $0.22 per share of Class A common stock for the quarters ended September 30, 2013, June 30, 2013 and March 31, 2013. On October 26, 2015, the Board of Directors of the Company declared a quarterly dividend of $0.31 per share of Class A common stock to be paid on December 11, 2015 to holders of record on November 27, 2015. There is no assurance that sufficient cash will be available to pay future dividends.

The declaration, amount and payment of any future dividends will be at the sole discretion of our board of directors. Our board of directors will take into account general economic and business conditions; our financial condition and operating results; our available cash and current and anticipated cash needs; capital requirements; contractual, legal, tax and regulatory restrictions and implications on the payment of dividends by us to our stockholders or by our subsidiaries (including Evercore LP) to us, including under the New Loan, our line of credit with First Republic Bank and our other financing agreements; and such other factors as our board of directors may deem relevant.

Evercore Partners Inc. is a holding company and has no material assets other than its ownership of partnership units in Evercore LP. We intend to cause Evercore LP to make distributions to us in an amount sufficient to cover cash dividends, if any, declared by us. If Evercore LP makes such distributions, the limited partners of Evercore LP will be entitled to receive equivalent distributions from Evercore LP on their vested partnership units.

SELLING STOCKHOLDER

The shares of Class A common stock covered by this prospectus supplement will be issued to the underwriters upon exercise of the Warrant as part of the Offering Transactions.

The following table sets forth the number and percentage of shares of Class A common stock beneficially owned (as defined under SEC rules) by the selling stockholder (and the number and percentage of shares of Class A common stock that will be beneficially owned immediately after this offering).

	Shares Beneficially Owned			Shares Beneficially Owned After this Offering
Name of Selling Stockholder	Number		Percentage	Number	Percentage
Mizuho Bank, Ltd.	0	*	—	0	—

*	Neither Mizuho nor any of its affiliates may exercise the Warrant other than contemporaneously with or immediately prior to a transfer of all shares of Class A common stock issued pursuant to such exercise and on the condition that Mizuho or its affiliates, as applicable, has entered into a binding agreement to effectuate such transfer to an unaffiliated person and completes such transfer.

CERTAIN MATERIAL UNITED STATES FEDERAL INCOME AND ESTATE TAX CONSEQUENCES

TO NON-U.S. HOLDERS OF CLASS A COMMON STOCK

The following is a summary of certain material United States federal income and estate tax consequences of the purchase, ownership and disposition of our Class A common stock as of the date hereof. Except where noted, this summary deals only with Class A common stock that is held as a capital asset by a non-U.S. holder (as defined below).

A “non-U.S. holder” means a beneficial owner of our Class A common stock (other than an entity treated as a partnership for United States federal income tax purposes) that is not, for United States federal income tax purposes, any of the following:

•	an individual citizen or resident of the United States;

•	a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income and estate tax consequences different from those summarized below. This summary does not address all aspects of United States federal income and estate taxes and does not deal with foreign, state, local or other tax considerations that may be relevant to non-U.S. holders in light of their particular circumstances. In addition, it does not represent a detailed description of the United States federal income and estate tax consequences applicable to non-U.S. holders that are subject to special treatment under the United States federal income tax laws (including if you are a United States expatriate, “controlled foreign corporation,” “passive foreign investment company” or a partnership or other pass-through entity for United States federal income tax purposes). No assurance can be given that a change in law will not alter significantly the tax considerations described in this summary.

If a partnership (or other entity treated as a partnership for United States federal income tax purposes) holds our Class A common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding our Class A common stock should consult its own tax advisors.

If you are considering the purchase of our Class A common stock, you should consult your own tax advisors concerning the particular United States federal income and estate tax consequences to you of the purchase, ownership and disposition of our Class A common stock, as well as the consequences to you arising under other United States federal tax laws and the laws of any other taxing jurisdiction.

Dividends

In the event that we make a distribution of cash or other property (other than certain pro rata distributions of our stock) in respect of our Class A common stock, the distribution generally will be treated as a dividend for United States federal income tax purposes to the extent it is paid from our current or accumulated earnings and profits, as determined under United States federal income tax principles. Any portion of a distribution that exceeds our current and accumulated earnings and profits generally will be treated first as a tax-free return of capital, causing a reduction in the adjusted tax basis of a non-U.S. holder’s Class A common stock, and to the extent the amount of the distribution exceeds a non-U.S. holder’s adjusted tax basis in our Class A common stock, the excess will be treated as gain from the disposition of our Class A common stock (the tax treatment of which is discussed below under “—Gain on Disposition of Class A Common Stock”).

Dividends paid to a non-U.S. holder generally will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, if required by an applicable income tax treaty, are attributable to a United States permanent establishment) are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to United States federal income tax on a net income basis in the same manner as if the non-U.S. holder were a United States person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A non-U.S. holder who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required (a) to provide the applicable withholding agent with a properly executed Internal Revenue Service (“IRS”) Form W-BEN or Form W-8BEN-E (or other applicable form) certifying under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if our Class A common stock is held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable United States Treasury regulations. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals.

A non-U.S. holder eligible for a reduced rate of United States federal withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Gain on Disposition of Class A Common Stock

Subject to the discussion of backup withholding and FATCA below, any gain realized by a non-U.S. holder on the sale or other disposition of our Class A common stock generally will not be subject to United States federal income tax unless:

•	the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the non-U.S. holder);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	we are or have been a “United States real property holding corporation” for United States federal income tax purposes and certain other conditions are met.

A non-U.S. holder described in the first bullet point immediately above will be subject to tax on the gain derived from the sale or other disposition in the same manner as if the non-U.S. holder were a United States person as defined under the Code. In addition, if any non-U.S. holder described in the first bullet point immediately above is a foreign corporation, the gain realized by such non-U.S. holder may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a 30% (or such lower rate as may be specified by an applicable income tax treaty) tax on the gain derived from the sale or other disposition, which gain may be offset by United States source capital losses even though the individual is not considered a resident of the United States.

Generally, a corporation is a “United States real property holding corporation” if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business (all as determined for United States federal income tax purposes). We believe we are not and do not anticipate becoming a “United States real property holding corporation” for United States federal income tax purposes.

Federal Estate Tax

Class A common stock held by an individual non-U.S. holder at the time of death will be included in such holder’s gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding

Distributions paid to a non-U.S. holder and the amount of any tax withheld with respect to such distributions generally will be reported to the IRS. Copies of the information returns reporting such distributions and any withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

A non-U.S. holder will not be subject to backup withholding on dividends received if such holder certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code), or such holder otherwise establishes an exemption.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale or other disposition of our Class A common stock made within the United States or conducted through certain United States-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a non-U.S. holder’s United States federal income tax liability provided the required information is timely furnished to the IRS.

Additional Withholding Requirements

Under Sections 1471 through 1474 of the Code (such Sections commonly referred to as “FATCA”), a 30% United States federal withholding tax may apply to any dividends paid on our Class A common stock and, for a disposition of our Class A common stock occurring after December 31, 2018, the gross proceeds from such disposition, in each case paid to (i) a “foreign financial institution” (as specifically defined in the Code) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) its compliance (or deemed compliance) with FATCA (which may alternatively be in the form of compliance with an intergovernmental agreement with the United States) in a manner which avoids withholding, or (ii) a “non-financial foreign entity” (as specifically defined in the Code) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) adequate information regarding certain substantial United States beneficial owners of such entity (if any). If a dividend payment is both subject to withholding under FATCA and subject to the withholding tax discussed above under “—Dividends,” the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax. You should consult your own tax advisors regarding these requirements and whether they may be relevant to your ownership and disposition of our Class A common stock.

UNDERWRITING (CONFLICTS OF INTEREST)

The company, the selling stockholder and the underwriters named below have entered into an underwriting agreement with respect to the Class A common stock being offered. Under the terms and subject to the conditions contained in the underwriting agreement, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Mizuho Securities USA Inc. and Evercore Group L.L.C. are the underwriters for this offering.

Underwriters	Number of Shares
Mizuho Securities USA Inc.	2,727,273
Evercore Group L.L.C.	2,727,272

Total	5,454,545

The underwriting agreement provides that the underwriters are committed to purchase and pay for all of the shares being offered, if any are purchased.

The underwriting discount for the 3,100,000 shares sold to the public is $2.475 per share and $7,672,500 in total. No underwriting discount will be paid in respect of the 2,354,545 shares being purchased by us.

Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $1.485 per share from the initial public offering price. If all the shares are not sold at the initial public offering price, the underwriters may change the offering price and the other selling terms. The offering of the shares by the underwriters is subject to approval of legal matters by their counsel and other conditions contained in the underwriting agreement, and receipt and acceptance of the shares by the underwriters. The underwriters reserve the right to reject any order in whole or in part.

We, the selling stockholder and all of our directors and officers have agreed with the underwriters, subject to certain exceptions, including exceptions for issuance pursuant to employee benefit plans or in connection with certain acquisitions that, in the aggregate, do not exceed 15% of the aggregate number of shares of our Class A common stock outstanding immediately following this offering (assuming all Evercore LP partnership units then outstanding are redeemed or exchanged for newly issued shares of our Class A common stock on a one-for-one basis), not to dispose of or hedge any of our or their shares of our Class A common stock or securities convertible into or exchangeable for shares of our Class A common stock during the period from the date of this prospectus supplement continuing through the date that is 60 days after the date of this prospectus supplement, except with the prior written consent of the underwriters.

In connection with the offering, the underwriters may purchase and sell shares of our Class A common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. Stabilizing transactions consist of various bids for or purchases of our Class A common stock made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriters have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of our Class A common stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of our Class A common stock. As a result, the price of our Class A common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise.

We estimate that the expenses of the offering that are payable by us, excluding underwriting discounts and commissions, will be approximately $700,000. We also have agreed to reimburse the underwriters for the reasonable fees and disbursements of their counsel in connection with the review by FINRA, in an aggregate amount not to exceed $20,000.

We and the selling stockholder have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act.

Conflicts of Interest

Evercore Group L.L.C., an underwriter in this offering, is an affiliate of Evercore Partners Inc. Also, Mizuho Securities USA Inc., an underwriter in this offering, is an affiliate of Mizuho Bank, Ltd., the selling stockholder in this offering and will, therefore, receive at least five percent of the net offering proceeds of this offering, not including underwriting compensation. Therefore, Evercore Group L.L.C. and Mizuho Securities USA Inc. each have a “conflict of interest” in this offering within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of FINRA Rule 5121. Pursuant to this rule, the appointment of a “qualified independent underwriter” is not necessary in connection with this offering, as the offering is of equity securities that have a bona fide public market. Evercore Group L.L.C. and Mizuho Securities USA Inc. are not permitted to sell shares offered in this offering to an account over which they exercise discretionary authority without the prior specific written approval of the account holder.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, lending, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve our securities and/or instruments. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Canada

The shares of common stock may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares of common stock must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

(a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the underwriters for any such offer; or

(d) in any other circumstances which do not require the publication by the Company of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

United Kingdom

Each underwriter has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (“FSMA”) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to the company; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

Hong Kong

The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Japan

The shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan, or the “FIEL,” and the shares will not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for reoffering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to any exemption from the registration requirements of, and otherwise in compliance with, the FIEL and any other applicable laws, regulations and ministerial guidelines of Japan.

Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing

Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company, the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Dubai

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The shares to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

LEGAL MATTERS

The validity of the shares of Class A common stock offered hereby will be passed upon for us by Simpson Thacher & Bartlett LLP, New York, New York. Richard I. Beattie, the Senior Chairman of Simpson Thacher & Bartlett LLP, is a director of Evercore Partners Inc. Certain legal matters in connection with this offering will be passed upon for the selling stockholder by Shearman & Sterling LLP, New York, New York. Certain legal matters in connection with this offering will be passed upon for the underwriters by Shearman & Sterling LLP, New York, New York.

EXPERTS

The consolidated financial statements incorporated into this prospectus supplement by reference from the Company’s Annual Report on Form 10-K and the effectiveness of the Company’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

INCORPORATION BY REFERENCE

The SEC’s rules allow us to “incorporate by reference” information into this prospectus supplement. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus supplement from the date we file that document. Any reports filed by us with the SEC on or after the date of this prospectus supplement and before the date that the offering of the shares of Class A common stock by means of this prospectus supplement are terminated will automatically update and, where applicable, supersede any information contained in this prospectus supplement or incorporated by reference in this prospectus supplement.

We incorporate by reference into this prospectus supplement the following documents or information filed with the SEC:

•	Annual Report on Form 10-K for the year ended December 31, 2014, filed on February 27, 2015 (File No. 001-32975);

•	Those portions of our Definitive Proxy Statement on Schedule 14A, filed on April 28, 2015 (File No. 001-32975) that are incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2014;

•	Quarterly Reports on Form 10-Q for the quarters ended September 30, 2015, filed November 2, 2015, June 30, 2015, filed August 5, 2015 and March 31, 2015, filed May 6, 2015 (File No. 001-32975);

•	Current Reports on Form 8-K, filed February 6, 2015, April 24, 2015, June 9, 2015, and July 2, 2015 (File No. 001-32975);

•	The description of shares of Class A common stock contained in the Registration Statement on Form 8-A, dated August 7, 2006 (File No. 001-32975), of Evercore Partners Inc., filed with the SEC under Section 12(b) of the Securities Exchange Act of 1934; and

•	All documents filed, but not furnished, by Evercore Partners Inc. under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 on and after the date of this prospectus supplement and before the termination of the offering to which this prospectus supplement relates.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus supplement is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus supplement, excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You can request those documents from Evercore Partners Inc., at 55 East 52nd Street, New York, New York 10055. You also may contact us at (212) 857-3100 or visit our website at http://www.evercore.com for copies of those documents. Our website and the information contained on our website are not a part of this prospectus supplement, and you should not rely on any such information in making your decision whether to purchase the shares offered hereby.

EVERCORE PARTNERS INC.

Class A Common Stock

Evercore Partners Inc. and/or the selling stockholders may offer from time to time shares of our Class A common stock.

This prospectus describes the general manner in which the shares of Class A common stock may be offered and sold by Evercore Partners Inc. and the selling stockholders. If necessary, the specific manner in which shares of Class A common stock may be offered and sold will be described in a supplement to this prospectus. The prospectus supplement may also add, supplement or change the information contained in this prospectus.

The shares of Class A common stock are listed on the New York Stock Exchange under the symbol “EVR.”

Investing in our securities involves risks. You should carefully consider the risks described under “Risk Factors” in our most recent Annual Report on Form 10-K and in each subsequently filed Quarterly Report on Form 10-Q (which documents are incorporated by reference herein), as well as the other information contained or incorporated by reference in this prospectus or in any prospectus supplement hereto before making a decision to invest in our securities. See “Incorporation by Reference” and “Where You Can Find More Information” in this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 12, 2014

You should rely only on the information contained or incorporated by reference in this prospectus or any supplement to this prospectus. We have not authorized anyone to provide you with different information. Neither we nor the selling stockholders are making an offer to sell or seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus or any supplement to this prospectus is accurate as of any date other than the date on the front cover of those documents. You should read all information supplementing this prospectus.

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a “shelf” registration process. Under the shelf registration process, we and/or the selling stockholders may offer from time to time shares of Class A common stock.

In this prospectus, references to “Evercore,” the “Company,” “we,” “us” and “our” refer to Evercore Partners Inc., a Delaware corporation, and its consolidated subsidiaries. Unless the context otherwise requires, references to (1) “Evercore Partners Inc.” refer solely to Evercore Partners Inc., and not to any of its consolidated subsidiaries and (2) “Evercore LP” refer solely to Evercore LP, a Delaware limited partnership, and not to any of its consolidated subsidiaries.

i

EVERCORE PARTNERS

Evercore is one of the leading independent investment banking advisory firms in the world based on the dollar volume of announced worldwide merger and acquisition (“M&A”) transactions on which we have advised since 2000. When we use the term independent investment banking advisory firm, we mean an investment banking firm that directly, or through its affiliates, does not engage in commercial banking or significant proprietary trading activities. We were founded on the belief that there is an opportunity within the investment banking industry for a firm free of the potential conflicts of interest created within large, multi-product financial institutions. We also believed that the broad set of relationships of an independent advisory business would provide the foundation for a differentiated investment management platform. We believe that maintaining standards of excellence and integrity in our core businesses demands a spirit of cooperation and hands-on participation more commonly found in smaller organizations. Since our inception, we have set out to build—in the employees we choose and in the projects we undertake—an organization dedicated to the highest caliber of professionalism and integrity.

We operate globally through two business segments:

•	Investment Banking; and

•	Investment Management.

Our Investment Banking segment includes our Advisory services, through which we provide advice to clients on significant mergers, acquisitions, divestitures and other strategic corporate transactions, with a particular focus on advising prominent multinational corporations and substantial private equity firms on large, complex transactions. We also provide restructuring advice to companies in financial transition, as well as to creditors, shareholders and potential acquirers. In addition, we provide our clients with capital markets advice relating to both debt and equity securities, underwrite securities offerings and raise funds for financial sponsors. Our Investment Banking segment also includes our Institutional Equities services through which we offer equity research and agency-only equity securities trading for institutional investors.

Our Investment Management segment focuses on Institutional Asset Management, through which we manage financial assets for sophisticated institutional investors and provide independent fiduciary services to corporate employee benefit plans; Wealth Management, through which we provide wealth management services for high net-worth individuals; and Private Equity, through which we manage private equity funds. Each of these businesses is led by senior investment professionals with extensive experience in their respective fields.

Evercore Partners Inc. was incorporated in Delaware on July 21, 2005. Our principal executive offices are located at 55 East 52nd Street, New York, NY 10055, and our telephone number is (212) 857-3100.

FORWARD-LOOKING STATEMENTS

This prospectus contains or incorporates by reference forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which reflect our current views with respect to, among other things, our operations and financial performance. In some cases, you can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties.

Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. All statements other than statements of historical fact are forward-looking statements and are based on various underlying assumptions and expectations, are subject to known and unknown risks, uncertainties and assumptions and may include projections of our future financial performance based on our growth strategies and anticipated trends in Evercore’s business. We believe these factors include, but are not limited to, those described under “Risk Factors” in our most recent Annual Report on Form 10-K and in each subsequently filed Quarterly Report on Form 10-Q (which documents are incorporated by reference herein), as well as the other information contained or incorporated by reference in this prospectus or in any prospectus supplement hereto. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included or incorporated by reference in this prospectus or in any prospectus supplement hereto. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

We operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible for our management to predict all risks and uncertainties, nor can management assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

USE OF PROCEEDS

In the case of our sale of Class A common stock, we will specify the use of proceeds in the applicable prospectus supplement.

We will not receive any proceeds from the sale of any shares of Class A common stock offered by the selling stockholders.

SELLING STOCKHOLDERS

The following table sets forth, for each selling stockholder, the name, the number of shares of Class A common stock beneficially owned as of June 6, 2014, the number of shares of Class A common stock being offered pursuant to this prospectus and the number of shares of Class A common stock that will be beneficially owned immediately after the offering contemplated by this prospectus. Each selling stockholder beneficially owns before the offering and will beneficially own after the offering less than 1% of the Class A common stock.

Beneficial ownership is determined in accordance with the rules of the SEC.

		Shares Beneficially Owned
Name of Selling Stockholder	Shares Offered	Prior to this Offering	After this Offering
John Apruzzese	5,000	5,000	0
Timothy Barrett	675	675	0
Bruce Elwell	6,074	6,074	0
Tim Evnin	3,581	3,581	0
Karen Francois	536	536	0
Gary Gildersleeve	1,000	1,000	0
James Holihan	2,574	2,574	0
Jeffrey S. Maurer*	13,610	13,610	0
Judith Moses	650	650	0
Frances Ann Panetta	1,500	1,500	0
John Rendinaro	1,000	1,000	0
Charles Ryan	2,000	2,000	0
Iain Silverthorne	500	500	0
Jay Springer	2,702	2,702	0
William Vaughn	524	524	0
Christopher Zander	702	702	0

*	Includes shares of Class A common stock issuable upon exchange of outstanding Evercore LP partnership units.

In addition to the selling stockholders named in the preceding table, shares of Class A common stock may be offered by additional selling stockholders. The identity of any additional selling stockholder and the amount of securities to be sold by such additional selling stockholder shall be included in a prospectus supplement or post-effectivement amendment to the registration statement of which this prospectus forms a part or periodic or current report under the Exchange Act that is incorporated by reference into such registration statement and prospectus.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock is a summary and is qualified in its entirety by reference to our certificate of incorporation and our bylaws, the forms or copies of which have been filed as exhibits to the registration statement of which this prospectus forms a part, and by applicable law. See “Where You Can Find More Information.”

Our authorized capital stock consists of 1,000,000,000 shares of Class A common stock, par value $.01 per share, 1,000,000 shares of Class B common stock, par value $.01 per share and 100,000,000 shares of preferred stock. Unless our board of directors determines otherwise, we will issue all shares of our capital stock in uncertificated form.

Common Stock

Class A common stock

Holders of our Class A common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders.

Holders of our Class A common stock are entitled to receive dividends when and if declared by our board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock.

Upon our dissolution or liquidation or the sale of all or substantially all of our assets, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of our Class A common stock will be entitled to receive pro rata our remaining assets available for distribution.

Holders of our Class A common stock do not have preemptive, subscription, redemption or conversion rights.

Subject to the transfer restrictions set forth in the Evercore LP partnership agreement, holders of fully vested partnership units in Evercore LP (other than Evercore Partners Inc.) may exchange these partnership units for shares of Class A common stock on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications.

Class B common stock

Each holder of Class B common Stock shall be entitled, without regard to the number of shares of Class B common stock held by such holder, to one vote for each partnership unit in Evercore LP held by such holder. Accordingly, the limited partners of Evercore LP collectively have a number of votes in Evercore Partners Inc. that is equal to the aggregate number of vested and unvested partnership units that they hold.

Holders of our Class A common stock and Class B common stock vote together as a single class on all matters presented to our stockholders for their vote or approval, except as otherwise required by applicable law.

Holders of our Class B common stock do not have any right to receive dividends or to receive a distribution upon a liquidation or winding up of Evercore Partners Inc.

Preferred Stock

Our certificate of incorporation authorizes our board of directors to establish one or more series of preferred stock (including convertible preferred stock). Unless required by law or by any stock exchange, the authorized shares of preferred stock will be available for issuance without further action by you. Our board of directors is able to determine, with respect to any series of preferred stock, the terms and rights of that series, including:

•	the designation of the series;

•	the number of shares of the series, which our board may, except where otherwise provided in the preferred stock designation, increase or decrease, but not below the number of shares then outstanding;

•	whether dividends, if any, will be cumulative or non-cumulative and the dividend rate of the series;

•	the dates at which dividends, if any, will be payable;

•	the redemption rights and price or prices, if any, for shares of the series;

•	the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;

•	the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of our company;

•

whether the shares of the series will be convertible into shares of any other class or series, or any other security, of our company or any other entity, and, if so, the specification of the other class or series or other security, the conversion price or prices or rate or rates, any rate adjustments, the date or dates as of which the shares will be convertible and all other terms and conditions upon which the conversion may be made;

•	restrictions on the issuance of shares of the same series or of any other class or series; and

•	the voting rights, if any, of the holders of the series.

We could issue a series of preferred stock that could, depending on the terms of the series, impede or discourage an acquisition attempt or other transaction that some, or a majority, of you might believe to be in your best interests or in which you might receive a premium for your Class A common stock over the market price of the Class A common stock.

Authorized but Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the New York Stock Exchange, which would apply so long as the Class A common stock remains listed on the New York Stock Exchange, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of Class A common stock (assuming, in this latter case, the exchange of outstanding Evercore LP partnership units not held by Evercore Partners Inc.). These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

One of the effects of the existence of unissued and unreserved common stock or preferred stock may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the stockholders of opportunities to sell their shares at prices higher than prevailing market prices.

Anti-Takeover Effects of Provisions of Delaware Law

We are a Delaware corporation subject to Section 203 of the Delaware General Corporation Law. Section 203 provides that, subject to certain exceptions specified in the law, a Delaware corporation shall not engage in certain “business combinations” with any “interested stockholder” for a three-year period after the date of the transaction in which the person became an interested stockholder unless:

•	prior to such time, our board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding certain shares; or

•

at or subsequent to that time, the business combination is approved by our board of directors and authorized by the affirmative vote of holders of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years did own, 15% or more of our voting stock.

Under certain circumstances, Section 203 makes it more difficult for a person who would be an “interested stockholder” to effect various business combinations with a corporation for a three-year period. The provisions of Section 203 may encourage companies interested in acquiring our company to negotiate in advance with our board of directors because the stockholder approval requirement would be avoided if our board of directors approves either the business combination or the transaction that results in the stockholder becoming an interested stockholder. These provisions also may make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Transfer Agent and Registrar

The transfer agent and registrar for our Class A common stock is Computershare Shareowner Services LLC.

Listing

Our Class A common stock is listed on the New York Stock Exchange under the symbol “EVR.”

CERTAIN MATERIAL UNITED STATES FEDERAL INCOME AND ESTATE TAX

CONSEQUENCES TO NON-U.S. HOLDERS OF CLASS A COMMON STOCK

The following is a summary of certain material United States federal income and estate tax consequences of the purchase, ownership and disposition of our Class A common stock as of the date hereof. Except where noted, this summary deals only with Class A common stock that is held as a capital asset by a non-U.S. holder.

A “non-U.S. holder” means a person (other than a partnership) that is not for United States federal income tax purposes any of the following:

•	an individual citizen or resident of the United States;

•

a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•

a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income and estate tax consequences different from those summarized below. This summary does not address all aspects of United States federal income and estate taxes and does not deal with foreign, state, local or other tax considerations that may be relevant to non-U.S. holders in light of their personal circumstances. In addition, it does not represent a detailed description of the United States federal income tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws (including if you are a United States expatriate, “controlled foreign corporation,” “passive foreign investment company,” or a partnership or other pass-through entity for United States federal income tax purposes). We cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this summary.

If a partnership holds our Class A common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our Class A common stock, you should consult your tax advisors.

If you are considering the purchase of our Class A common stock, you should consult your own tax advisors concerning the particular United States federal income and estate tax consequences to you of the ownership of the Class A common stock, as well as the consequences to you arising under the laws of any other taxing jurisdiction.

Dividends

Dividends paid to a non-U.S. holder of our Class A common stock generally will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, if required by an applicable income tax treaty, are attributable to a United States permanent establishment) are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to United States federal income tax on a net income basis in the same manner as if the non-U.S. holder were a United States person as defined under the

Code, unless an applicable income tax treaty provides otherwise. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A non-U.S. holder of our Class A common stock who wishes to claim the benefit of an income tax treaty or claim exemption from withholding because the income is effectively connected with the conduct of a trade or business in the United States will be required to (a) complete Internal Revenue Service Form W-8BEN or W-8BEN-E (or other applicable form), for treaty benefits, or W-8ECI (or other applicable form), for effectively connected income, respectively, or (b) if our Class A common stock is held through certain foreign intermediaries, satisfy the relevant certification requirements of applicable United States Treasury regulations. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals.

A non-U.S. holder of our Class A common stock eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service.

Gain on Disposition of Class A Common Stock

Any gain realized on the disposition of our Class A common stock generally will not be subject to United States federal income tax unless:

•

the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the non-U.S. holder);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	we are or have been a “United States real property holding corporation” for United States federal income tax purposes.

An individual non-U.S. holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the sale at regular graduated United States federal income tax rates. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by United States source capital losses, even though the individual is not considered a resident of the United States. If a non-U.S. holder that is a foreign corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a United States person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

We believe we are not and do not anticipate becoming a “United States real property holding corporation” for United States federal income tax purposes.

Federal Estate Tax

Common stock held by an individual non-U.S. holder at the time of death will be included in such holder’s gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding

We must report annually to the Internal Revenue Service and to each non-U.S. holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

A non-U.S. holder will be subject to backup withholding for dividends paid to such holder unless such holder certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code), or such holder otherwise establishes an exemption.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of our Class A common stock within the United States or conducted through certain United States-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code) or such owner otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s United States federal income tax liability provided the required information is furnished to the Internal Revenue Service.

Additional Withholding Requirements

The relevant withholding agent may be required to withhold 30% of any dividends paid after June 30, 2014 and the proceeds of a sale of our common stock occurring after December 31, 2016, in each case paid to (i) a foreign financial institution unless such foreign financial institution agrees to verify, report and disclose its U.S. accountholders and meets certain other specified requirements or (ii) a non-financial foreign entity that is the beneficial owner of the payment unless such entity certifies that it does not have any substantial United States owners or provides the name, address and taxpayer identification number of each substantial United States owner and such entity meets certain other specified requirements.

PLAN OF DISTRIBUTION

Evercore Partners Inc. and/or the selling stockholders, and their pledgees, donees, transferees or other successors in interest, may from time to time offer and sell, separately or together, shares of Class A common stock covered by this prospectus. Registration of the shares of Class A common stock covered by this prospectus does not mean, however, that those shares of Class A common stock necessarily will be offered or sold.

The shares of Class A common stock covered by this prospectus may be sold from time to time, at market prices prevailing at the time of sale, at prices related to market prices, at a fixed price or prices subject to change or at negotiated prices, by a variety of methods including the following:

•	on the New York Stock Exchange (including through at the market offerings);

•	in the over-the-counter market;

•	in privately negotiated transactions;

•	through broker/dealers, who may act as agents or principals;

•	through one or more underwriters on a firm commitment or best-efforts basis;

•

in a block trade in which a broker/dealer will attempt to sell a block of shares of Class A common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	through put or call option transactions relating to the shares of Class A common stock;

•	directly to one or more purchasers;

•	through agents; or

•	in any combination of the above.

In effecting sales, brokers or dealers engaged by us and/or the selling stockholders may arrange for other brokers or dealers to participate. Broker/dealer transactions may include:

•	purchases of the shares of Class A common stock by a broker/dealer as principal and resales of the shares of Class A common stock by the broker/dealer for its account pursuant to this prospectus;

•	ordinary brokerage transactions; or

•	transactions in which the broker/dealer solicits purchasers on a best efforts basis.

At any time a particular offer of the shares of Class A common stock covered by this prospectus is made, a revised prospectus or prospectus supplement, if required, will set forth the aggregate amount of shares of Class A common stock covered by this prospectus being offered and the terms of the offering, including the name or names of any underwriters, dealers, brokers or agents. In addition, to the extent required, any discounts, commissions, concessions and other items constituting underwriters’ or agents’ compensation, as well as any discounts, commissions or concessions allowed or reallowed or paid to dealers, will be set forth in such revised prospectus supplement. Any such required prospectus supplement, and, if necessary, a post-effective amendment to the registration statement of which this prospectus is a part, will be filed with the SEC to reflect the disclosure of additional information with respect to the distribution of the shares of Class A common stock covered by this prospectus.

We and/or the selling stockholders may also authorize agents or underwriters to solicit offers by certain types of institutional investors to purchase securities from us at the public offering price set forth in the revised prospectus or prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The conditions to these contracts and the commission that we or the selling stockholders must pay for solicitation of these contracts will be described in a revised prospectus or prospectus supplement.

In connection with the sale of the shares of Class A common stock covered by this prospectus through underwriters, underwriters may receive compensation in the form of underwriting discounts or commissions and may also receive commissions from purchasers of shares of Class A common stock for whom they may act as agent. Underwriters may sell to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

Any underwriters, broker/dealers or agents participating in the distribution of the shares of Class A common stock covered by this prospectus may be deemed to be “underwriters” within the meaning of the Securities Act, and any commissions received by any of those underwriters, broker/dealers or agents may be deemed to be underwriting commissions under the Securities Act.

Evercore Partners Inc. and/or the selling stockholders may agree to indemnify underwriters, broker/dealers or agents against certain liabilities, including liabilities under the Securities Act, and may also agree to contribute to payments which the underwriters, broker/dealers or agents may be required to make.

Certain of the underwriters, broker/dealers or agents who may become involved in the sale of the shares of Class A common stock may engage in transactions with and perform other services for us in the ordinary course of their business for which they receive customary compensation.

Some of the shares of Class A common stock covered by this prospectus may be sold by selling stockholders in private transactions or under Rule 144 under the Securities Act rather than pursuant to this prospectus.

LEGAL MATTERS

The validity of the shares of Class A common stock offered hereby will be passed upon for us by Simpson Thacher & Bartlett LLP, New York, New York.

EXPERTS

The consolidated financial statements incorporated in this Prospectus by reference from Evercore Partners Inc. and subsidiaries’ (the “Company”) Annual Report on Form 10-K, and the effectiveness of the Company’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

INCORPORATION BY REFERENCE

The SEC’s rules allow us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus and before the date that the offerings of the shares of Class A common stock by means of this prospectus are terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus.

We incorporate by reference into this prospectus the following documents or information filed with the SEC:

(1)	Annual Report on Form 10-K for the year ended December 31, 2013, filed on February 28, 2014 (File No. 001–32975);

(2)	Those portions of our Definitive Proxy Statement on Schedule 14A, filed on April 25, 2014 (File No. 001-32975) that are incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2013;

(3)	Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, filed May 8, 2014 (File No. 001–32975);

(4)	Current Reports on Form 8-K, filed April 25, 2014 and June 6, 2014 (File No. 001–32975);

(5)	The description of shares of Class A common stock contained in the Registration Statement on Form 8-A, dated August 7, 2006 (File No. 001–32975), of Evercore Partners Inc., filed with the SEC under Section 12(b) of the Securities Exchange Act of 1934; and

(6)	All documents filed, but not furnished, by Evercore Partners Inc. under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the termination of the offerings to which this prospectus relates.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus, excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You can request those documents from Evercore Partners Inc., at 55 East 52nd Street, New York, New York 10055. You also may contact us at (212) 857-3100 or visit our website at http://www.evercore.com for copies of those documents. Our website and the information contained on our website are not a part of this prospectus, and you should not rely on any such information in making your decision whether to purchase the shares offered hereby.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-3 with the SEC relating to the shares of Class A common stock covered by this prospectus. This prospectus, filed as part of the registration statement, does not contain all of the information set forth in the registration statement and its exhibits and schedules, portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information about us and our Class A common stock, we refer you to the registration statement and to its exhibits. Statements in this prospectus about the contents of any contract, agreement or other document are not necessarily complete and, in each instance, we refer you to the copy of such contract, agreement or document filed as an exhibit to the registration statement, with each such statement being qualified in all respects by reference to the document to which it refers. Anyone may inspect the registration statement and its exhibits and schedules without charge at the public reference facilities the SEC maintains at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of all or any part of these materials from the SEC upon the payment of certain fees prescribed by the SEC.

You may obtain further information about the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also inspect these reports and other information without charge at a website maintained by the SEC. The address of this site is http://www.sec.gov.

We are subject to the information requirements of the Exchange Act, and we are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may inspect and copy these reports, proxy statements and other information at the public reference facilities maintained by the SEC at the address noted above. You also are able to obtain copies of this material from the Public Reference Room of the SEC as described above, or inspect them without charge at the SEC’s website. Our filings with the SEC are also available to the public through the New York Stock Exchange, 20 Broad Street, New York, New York 10005. We make available free of charge on the Investor Relations section of our website (http://ir.evercore.com) our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and all amendments to those reports as soon as reasonably practicable after such material is electronically filed or furnished with the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act. We intend to make available to our stockholders annual reports containing consolidated financial statements audited by an independent registered public accounting firm.